MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 11th day of March, 2008, by and between Jennie Slade (“Buyer”) and Capital City Energy Group, Inc. (“Seller”).

WITNESSETH:

A. Seller owns a one hundred percent (100%) membership interest (the “Interest”) in Baby Dot, LLC, a Nevada limited liability company (the “Company”).  The Company engages in the business of designing, marketing and distributing handcrafted baby blankets and other accessories made from quality fabrics.

B. Seller owes Buyer $7,749 in connection with related party payables (the “Related Party Indebtedness”) due to Buyer for expenses paid.

B.  Seller desires to sell the Interest to Buyer and Buyer desires to buy from Seller the Interest pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

     In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. PURCHASE AND SALE OF INTEREST. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys the Interest to Buyer, and Buyer hereby purchases, obtains and acquires the Interest form Seller.

2. PURCHASE PRICE. In consideration of and in exchange for the sale, assignment, transfer and conveyance of the Interest, Buyer agrees to assign and transfer to Seller, Three Million Nine Hundred (3,900,000) shares of the common stock (the “Stock”) in Seller for cancelation and return to treasury. The Stock shall be delivered to Seller through certificates, properly endorsed for transfer, on the Closing Date.  Buyer further agrees to cancel and release Seller in connection with any obligations owned to Buyer for the Related Party Indebtedness.

3. CLOSING. Subject to the satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at Las Vegas, NV on February 14, 2008 at 10:00 a.m., local time, or at such other place and time as shall be mutually agreeable to the parties hereto (the "(Closing Date"). At the Closing, Buyer shall deliver to Seller certificates evidencing the number of shares of Stock specified in Section 2 hereof, properly endorsed for transfer together with an assignment separate from certificate in the form attached as Exhibit A, and Seller shall deliver to Buyer an assignment of the Interest, in the form attached as Exhibit B.

4. ASSIGNMENT OF THE INTEREST. From and after the Closing, all equitable and legal rights, title and interests in and to the Interest shall be owned, held and exercised by Buyer. All capital calls, obligations and liabilities, if any, under the Company’s Operating Agreement shall be the sole responsibility of Buyer.

5. ASSIGNMENTS OF THE STOCK. From and after the Closing, all equitable and legal rights, title and interests in and to the Stock shall be owned, held and exercised by Seller. Buyer will endorse the share certificate(s) with the appropriate medallion signatures to effect transfer and any other endorsements or signatures required to cause the transfer of the Stock without further action by Buyer.  Buyer will further instruct Seller’s transfer agent to cancel the Stock and return the same to treasury of Seller.

6.   INVESTMENT REPRESENTATIONS OF BUYER. Buyer hereby represents and warrants to Seller as follows:

(a)  Buyer understands that the Interest has not been registered under the Securities Act of 1933 (the “1933 Act”) or the laws of any state, and the transactions contemplated hereby are being undertaken in reliance upon an exemption from the registration requirements of the 1933 Act, and reliance upon such exemption is based upon Buyer's representations, warranties and agreements contained in this Agreement.

(b) Buyer has received and carefully reviewed all information necessary to enable Buyer to evaluate her investment in the Company. Buyer has been given the opportunity to ask questions of and to receive answers from the Company concerning its business and the Interest, and to obtain such additional written information necessary to verify the accuracy thereof.

(c) Buy is aware the purchase of the Interest is speculative and involves a high degree of risk. Buyer is aware that there is no guarantee that Buyer will realize any gain from her acquisition of the Interest. Buyer further understands that Buyer could lose the entire amount of her investment.

(d) Buyer understands that no federal or state agency or other authority has made any finding or determination regarding the fairness of the offer, sale and/or issuance of the Interest or has made any recommendation or endorsement thereof or has passed in any way upon this Agreement.

(e)  Buyer: (i) is acquiring the Interest solely for Buyer’s own account for investment purposes only and not with a view toward resale or distribution thereof, in whole or in part, (ii) has no tract, undertaking, agreement or arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Interest to any other person, and (iii) agrees not to sell or otherwise transfer the Interest unless and until it is subsequently registered under the 1933 Act and any applicable state securities laws, or unless an exemption from any such requirement is available.

(f) Buyer is financially able to bear the economic risk of an investment in the Interest, including the ability to hold the Interest indefinitely and to afford a complete loss of her investment in the Interest.
Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the acquisition of the Interest.

7.  REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

(a)              Buyer represents and warrants to Seller that (i) Buyer is the absolute owner of the Stock and has good and marketable title thereto, free and clear of any liens, pledges, claims, security interests, encumbrances, charges, options and restrictions of any kind whatsoever, (ii) Buyer has full right, power and authority to sell the Stock as provided herein, and (iii) this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(b)              Seller represents and warrants to Buyer that (i) Seller is the absolute owner of the Interest and has good and marketable title thereto, free and clear of any liens, pledges, claims, security interests, encumbrances, charges, options and restrictions of any kind whatsoever, (ii) Buyer has full right, power and authority to sell the Interest as provided herein, and (iii) this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions

8.   CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)  On the Closing Date, Seller shall be the sole legal and beneficial owner of the Interest, free and clear of all claims, liens, mortgages, charges, security interests, encumbrances and other restrictions and limitations of any kind and nature whatsoever.

(b) By the Closing Date, any and all necessary consents, authorizations, orders or approvals for transfer of the Interest shall have been obtained.

(c)  Neither the execution or delivery of this Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under or result in the creation of or an imposition of a lien upon any of the properties or assets of Seller or any agreement to which Seller may be a party or by which its property or assets may be subject.

9.  CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)  On of the Closing Date, Buyer shall be the sole legal and beneficial owner of the Stock, free and clear of all claims, liens, charges, security interest, encumbrances and other restrictions and limitations of any kind or nature whatsoever.

(b)  On the Closing Date, any and all necessary consents, authorizations, orders or approvals for transfer of the Stock shall have been obtained.

(c)  Neither the execution or delivery of this Agreement nor the performance of its obligation hereunder will conflict with or result in a breach of or constitute a default under or result in the creation of or an imposition of a lien upon any of the properties or assets of Buyer or any agreement to which Buyer may be a party or by which it property or assets may be subject.

10. INDEMNIFICATION.  Buyer shall indemnify and hold harmless Seller, and shall reimburse the Seller for, any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value (collectively, “Claims”) included in, related to, as a result of, arising from or in connection with (a) the liabilities of the Company,  or (b) any inaccuracy in any of the representations and warranties of Buyer in this Agreement. Buyer hereby agrees to defend Seller at Buyer’s expense from and against any such Claims, and Buyer hereby releases and forever discharges Seller from any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value with respect to any such Claims.

11.  MISCELLANEOUS.

              (a)  This Agreement represents the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements with respect thereto, whether written or oral.

(b)  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard, however, to such jurisdiction's principles of conflict of laws.

(c)  This Agreement may be executed in counterpart originals, each of which shall be an original, but all of which shall constitute only one Agreement. A facsimile signature of any party will be binding on that party, and any facsimile communication shall be immediately followed by a hard copy containing such signature.

     DATED as of the date first written above:

“Buyer”	“Seller”
Capital City Energy Group, Inc.

/s/ Jennie Slade	/s/ Jennie Slade
Jennie Slade	By: Jennie Slade
Its: President

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Jennie Slade, hereby assigns and transfers to Capital City Energy Group, Inc. (f/k/a The BabyDot Company), a Nevada corporation (the “Corporation”), 3,900,000 shares of common stock of the Corporation, and represented by Certificate Nos. 101 and 132, standing in its name, on the books of the Corporation, and does hereby irrevocably constitute and appoint _____________________ its attorney, with full power of substitution, to transfer said Interests on the books of the Corporation.

Dated:	March 11, 2008
/s/ Jennie Slade
Jennie Slade

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, Capital City Energy Group, Inc. (f/k/a The BabyDot Company), a Nevada corporation ("Assignor"), herewith sells, assigns, transfers and conveys to Jennie Slade (“Assignee”), the entirety of Assignor’s rights, title and interests as sole member of and in Baby Dot, LLC, a Nevada limited liability company (the “Company”), which shall include, without limitation, Assignor’s one hundred percent (100%) capital and profits interest in the Company, Assignor’s capital account balance in the Company, Assignor’s distributions and liquidation rights in the Company and Assignor’s voting and management rights and powers in the Company.

This Assignment of Membership Interest in the Company is made, delivered and shall be effective on the date hereof in accordance with and in complete satisfaction of the requirements of the Operating Agreement of Baby Dot, LLC.

IN WITNESS WHEREOF, Assignor has executed this Assignment by and through its sole member this 11th day of March, 2008.

Capital City Energy Group, Inc.

/s/Jennie Slade
By: Jennie Slade
Its: President